EXHIBIT 10.41
February 26, 2007
Pieter Van der Vorst
SVP & CFO
(Delivered by hand)
Dear Pieter:
This is to inform you of your 2007 compensation as approved by the Sybase, Inc. Compensation Committee:
1.	Cash Compensation (effective January 1, 2007)
1.	Annual base salary: $378,206

2.	Incentive bonus target: $276,090

3.	Total target cash compensation (TTC): $654,296
The terms of the incentive bonus are set out in the Executive Leadership Team Incentive Plan.
2.	Long-Term Incentives
(a)	Sybase Stock Option Grant (4-year vest)
•	10,500 options
(b)	Restricted Stock Grant (performance vest)
•	8,600 shares
(c)	Restricted Stock Grant (time vest)
•	4,700 shares
The vesting terms are set out in the relevant equity award grant agreement.
I also want to take this opportunity to thank you for your contributions in 2006. I look forward to your support and contributions in 2007.
Sincerely,

/s/ John S. Chen
John S. Chen
Chairman, CEO and President
CC: HR File